Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Adept Technology, Inc. of our report dated September 17, 2009, with respect to the consolidated balance sheets of Adept Technology, Inc. as of June 30, 2009 and June 30, 2008 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the fiscal years in the two-year period ended June 30, 2009, which report appears in the June 30, 2009 annual report on Form 10-K of Adept Technology, Inc.

/s/ Armanino McKenna LLP
ARMANINO McKENNA LLP

San Ramon, California
November 6, 2009